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                   FORM OF CO-INVESTMENT ADVISORY AGREEMENT

   AGREEMENT made as of the 26th day of January, 1998, by and between TCW/DW Emerging Markets Opportunities Trust, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (hereinafter called the "Fund"), and TCW Funds Management, Inc., a California corporation (hereinafter "TCW"):


   WHEREAS, the Fund is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

   WHEREAS, the Fund has entered into a Co-Investment Advisory Agreement with Morgan Stanley Asset Management Inc. ("MSAM"), dated the date hereof, on terms identical to those set forth herein; and

   WHEREAS, TCW is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"), and engages in the business of acting as investment adviser; and

   WHEREAS, the Fund desires to retain TCW to render investment advisory services in the manner and on the terms and conditions hereinafter set forth; and

   WHEREAS, TCW desires to be retained to perform services on said terms and conditions; and

   WHEREAS, pursuant to a mutual agreement with MSAM, TCW has been designated as having investment advisory responsibility with respect to certain specified assets of the Trust (the "Initial TCW Assets") such designation to take effect on the date of implementation of this Agreement.

   NOW, THEREFORE, this Agreement:

                             W I T N E S S E T H:

that in consideration of the premises and the mutual covenants hereinafter contained, the Fund and TCW agree as follows:

   1. The Fund hereby retains TCW to act as co-investment adviser of the Fund and, subject to the supervision of the Trustees of the Fund (the "Trustees"), to invest the Fund's assets as hereinafter set forth. TCW'S responsibilities hereunder shall extend to the Initial TCW Assets and all securities and commodities purchased with the proceeds of any sale or transfer for value of any such assets, along with cash generated by such sales and all additional cash allocated to it pursuant to Section 2, said amount then reduced by any redemptions funded out of these same assets pursuant to Section 2 (together, the "TCW Assets"). DWSC, the Fund's Manager, will be responsible for recording the assets that constitute MSAM Assets hereunder for purposes of this Section, and Sections 2 and 8, below.

   Without limiting the generality of the foregoing, TCW shall obtain and evaluate such information and advice relating to the economy, securities and commodities markets and securities and commodities as it deems necessary or useful to discharge its duties hereunder; shall continuously invest the assets of the Fund with respect to assets allocated to its discretionary management in a manner consistent with the investment objectives and policies and restrictions of the Fund (for this purpose the Fund's investment policies and restrictions shall be applied on a percentage basis as if the TCW Assets represent 100% of the Fund's assets); determine the securities and commodities with respect to assets allocated to its discretionary management to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions; and shall take such further action, including, the placing of purchase and sale orders on behalf of the Fund with respect to assets allocated to its discretionary management, as TCW shall deem necessary or appropriate. TCW shall also furnish to or place at the disposal of the Fund such of the information, evaluations, analyses and opinions formulated or obtained by TCW in the discharge of its duties as the Fund may, from time to time, reasonably request.

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   2. Cash resulting from sales and redemptions of Fund shares shall in each case be allocated equally between MSAM and TCW. Redemptions shall be funded equally out of the assets managed by each of TCW and MSAM.

   3. TCW may, at its own expense, enter into Sub-Advisory Agreements with sub-advisers to make determinations as to the securities and commodities to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions and to take such further action, including the placing of purchase and sale orders on behalf of the Fund, as the sub-advisers, in consultation with TCW, shall deem necessary or appropriate; provided that TCW shall be responsible for monitoring compliance by such sub-advisers with the investment policies and restrictions of the Fund and with such other limitations or directions as the Trustees of the Fund may from time to time prescribe.

   4. TCW shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of TCW shall be deemed to include persons employed or otherwise retained by TCW to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as TCW may desire. TCW shall provide the Fund's manager with such records and information as may reasonably be required by the Fund's manager pursuant to its obligations under its management agreement with the Fund to maintain the Fund's books and records.

   5. The Fund will, from time to time, furnish or otherwise make available to TCW such financial reports, proxy statements and other information relating to the business and affairs of the Fund as TCW may reasonably require in order to discharge its duties and obligations hereunder.

   6. TCW shall bear the cost of rendering the investment advisory services to be performed by it under this Agreement, and shall, at its own expense, pay the compensation of its directors, officers and employees, if any, who are also Trustees or officers of the Fund.

   7. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund (except expenses borne by the Fund's manager pursuant to a management agreement with the Fund), including without limitation: fees pursuant to any management agreement into which the Fund may enter; fee pursuant to any plan of distribution that the Fund may adopt; the charges and expenses of any registrar, any custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities or commodities and other property, and any stock transfer or dividend agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio transactions to which the Fund is a party; all taxes, including securities or commodities issuance and transfer taxes, and fees payable by the Fund to federal, state or other governmental agencies; the cost and expense of engraving or printing of certificates representing shares of the Fund; all costs and expenses in connection with the registration and maintenance of registration of the Fund and its shares with the Securities and Exchange Commission and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel and the costs and expenses of preparing, printing, including typesetting, and distributing prospectuses and statements of additional information for such purposes); all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing proxy statements and reports to shareholders; fees and travel expenses of Trustees or members of any advisory board or committee who are not employees of TCW or the Fund's manager or any corporate affiliate of either of them; all expenses incident to the payment of any dividend or distribution program; charges and expenses of any outside service used for pricing of the Fund's shares; charges and expenses of legal counsel, including counsel to the Trustees of the Fund who are not interested

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persons (as defined in the Act) of the Fund or TCW or the Fund's manager, and of independent accountants, in connection with any matter relating to the Fund; membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and Trustees) of the Fund which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

   8. For the services to be rendered by TCW, the Fund shall pay to TCW monthly compensation, calculated from the day following the date of this Agreement, determined by applying the annual rate of 0.50% to the Fund's average daily net assets and multiplying that number by the percentage of the Fund's total assets represented by the TCW Assets. Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and paid monthly by applying 1/365ths of the annual rates to the Fund's net assets determined as of the close of business on that day or the last previous business day. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

   9. TCW will use its best efforts in its investment of the TCW Assets, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, TCW shall not be liable to the Fund or any of its investors for any error of judgment or mistake of law or for any act or omission by TCW or for any losses sustained by the Fund or its investors. TCW shall not be liable in any respect to the Fund with regard to assets of the Fund that are not TCW Assets. TCW shall be indemnified by the Fund as an agent of the Fund in accordance with the terms of Section 4.8 of the Fund's By-Laws.

   10. Nothing contained in this Agreement shall prevent TCW or any affiliated person of TCW from acting as investment adviser or manager for any other person, firm or corporation (including any other investment company), whether or not the investment objectives or policies of any such other person, firm or corporation are similar to those of the Fund, and shall not in any way bind or restrict TCW or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom TCW or any such affiliated person may be acting. Nothing in this Agreement shall limit or restrict the right of any trustee, officer or employee of TCW to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

   11. This Agreement shall remain in effect until April 30, 1999 and from year to year thereafter provided such continuance is approved at least annually by the vote of holders of a majority, as defined in the Act, of the outstanding voting securities of the Fund or by the Board of Trustees of the Fund; provided that in either event such continuance is also approved annually by the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that (a) the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon thirty days' written notice to TCW, either by majority vote of the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund; (b) this Agreement shall immediately terminate in the event of its assignment (to the extent required by the Act and the rules thereunder) unless such automatic terminations shall be prevented by an exemptive order of the Securities and Exchange Commission; and (c) TCW may terminate this Agreement without payment of penalty on thirty days' written notice to the Fund. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at the principal office of such party.

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   12. This Agreement may be amended by the parties without the vote or consent of the shareholders of the Fund to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, or if they deem it necessary to conform this Agreement to the requirements of applicable federal laws or regulations, but neither the Fund nor TCW shall be liable for failing to do so.

   13. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the Advisers Act or any rules, regulations or orders of the Securities and Exchange Commission, the latter shall control.

   14. The Amended and Restated Declaration of Trust of TCW/DW Emerging Markets Opportunities Trust, dated January 12, 1998, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name TCW/DW Emerging Markets Opportunities Trust refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of TCW/DW Emerging Markets Opportunities Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of said TCW/DW Emerging Markets Opportunities Trust, but the Trust Estate only shall be liable.

   IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, as amended, on the day and year first above written in New York, New York.

                                           TCW/DW EMERGING MARKETS
                                           OPPORTUNITIES TRUST

                                           By:
                                              .............................

Attest:

 ................................

                                          TCW FUNDS MANAGEMENT, INC.

                                          By:
                                             ................................

Attest:

 ................................

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